Exhibit 3.4

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP

OF

U-STORE-IT, L.P.

THIS AMENDMENT NO. 1, dated as of September 14, 2011 (the “Amendment”), amends the Second Amended and Restated Agreement of Limited Partnership Agreement (as amended to date, the “Partnership Agreement”) of CUBESMART, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used herein but not defined herein shall have the meanings given such terms in the Partnership Agreement.

WHEREAS, the name of the Partnership was changed from “U-Store-It, L.P.” to “CubeSmart, L.P.” pursuant to an amendment to the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on September 14, 2011, and the name of the General Partner was changed from “U-Store-It Trust” to “CubeSmart” pursuant to an amendment to its Declaration of Trust (collectively, the “Name Change”); and

WHEREAS, in accordance with Sections 2.2 and 14.1 of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to reflect the Name Change.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Partnership Agreement and agree to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

1.  Amendment.  Each reference to “U-Store-It, L.P.” in the Partnership Agreement shall be replaced with a reference to “CubeSmart, L.P.” and each reference to “U-Store-It” in the Partnership Agreement shall be replaced with a reference to “CubeSmart.”

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

CUBESMART, as General Partner

/s/ TIMOTHY M. MARTIN
By:	Timothy M. Martin
Title:	Chief Financial Officer